Exhibit 99.3

Unilife Corp (NASDAQ:UNIS)

Q1 2015 Results Earnings Conference Call

November 10, 2014, 4:30 pm ET

Executives

Todd Fromer - Managing Partner at KCSA Strategic Communications

Alan Shortall - Chairman of the Board, Chief Executive Officer

Dennis Pyers - Interim Chief Financial Officer, Chief Accounting Officer, Vice President, Controller

Ramin Mojdeh - President, Chief Operating Officer

Analysts

Raj Denhoy - Jefferies

Danielle Antalffy - Leerink Partners

Jeffrey Cohen - Ladenburg Thalmann

Keith Markey - Griffin Securities

Operator

Good day, ladies and gentlemen, and welcome to the Unilife Corporation first quarter fiscal 2015 earnings call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions).

I would now like to introduce your host for today’s conference, Mr. Todd Fromer, Managing Partner at KCSA Strategic Communications. Please go ahead.

Todd Fromer - Managing Partner at KCSA Strategic Communications

Good afternoon, everyone, and good morning to our Australian supporters. Thank you for joining us for the Unilife Corporation fiscal 2015 first quarter conference call. We thank you for your patience.

Before we begin today, I would like to remind everyone that this conference call contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate to occur in the future are forward-looking statements.

These forward-looking statements are based on management’s beliefs and assumptions and not on information currently available to our management.

Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, Risk Factors, and elsewhere in our Annual Report on Form 10-K and those described from time-to-time in other reports which we file with the Securities and Exchange Commission.

During this call, we may also present certain non-GAAP financial measures such as adjusted net loss and certain ratios that use these measures. In our press release with the financial tables issued earlier today which is located on our website at unilife.com, you will find our definition of these non-GAAP measures or a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

With nothing further, I would now like to turn the call over to Mr. Alan Shortall, Chairman and Chief Executive Officer of Unilife Corporation. Alan, the floor is yours.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Thank you, Todd. Good afternoon and good morning to those dialing in from Australia. Joining me on the call today is our President and Chief Operating Officer, Dr. Ramin Mojdeh and our CFO, Dennis Pyers.

Firstly, let me tell you, I am sorry that we got to start a few minutes late today, and you will see that we are refilling the press release that we let out earlier, as we have decided to take a conservative approach to amortizing a milestone payment of $2 million from a customer, and the updated press release reflects this decision. And you are going to expect to see out 10-Q filed later this evening.

We have been though a quantum shift in our business over the last 18 months. Back then, our entire dialogue was about the opportunity before our company based upon prospective deals within our commercial pipeline. Since then, we have transformed our aspirations into reality. Today, our discussions about the multiple cornerstone commercial supply deals we have already executed.

Each one of these deals can sustain a company on its own. They have already started to generate revenue. This revenue will accelerate as each nears the final stage of commercial supply. The dramatic increase in our revenue in financial year 2014 over financial year 2013 was the leading edge of the monetization of these long-term customer relationships. Our anticipated revenue growth in financial year 2015 over financial year 2014 will continue to demonstrate our accelerated growth trends.

I am now going to discuss the latest of these deals, namely the wearable injector supply agreement with Sanofi. This supply agreement with Sanofi is unprecedented. It is arguably the largest and longest supply agreement ever done in our industry. We will supply our wearable injectors to Sanofi for use with all of their applicable pipeline drug needs, excluding insulins, for the next 15 years at a minimum. Unilife will be the sole supplier of wearable injectors to Sanofi, while we will supply our devices to Sanofi on a nonexclusive basis.

The size and scope of the agreement reflects the industry trend towards modular device platforms that can broadly therapy needs of a multitude of drugs and indications in a customer’s pipeline. Modular device platform solutions are our specialty. Indeed, we lead the market. Based on publicly available information, Sanofi’s portfolio includes a significant number of drugs that will likely require large dose volume delivery and consequently be delivered with wearable injectors.

Such drugs often target and are eventually approved for multiple indications, which means there is more than one disease or treatment for which it can be used. Again, based upon public information and the industry forecasts, it is estimated that from among 16 such drugs in Sanofi’s pipeline and a net of the anticipated attrition during clinical development, that between five to 10 of them will reach commercialization and be delivered in wearable injectors. With additional indications factored in, the total number will most likely be higher.

There is significant upside to this agreement. As one example, Sanofi will make our wearable injectors available to their pharmaceutical partners for use with applicable molecules under joint collaborations. These partners’ molecules are incremental to those in the Sanofi pipeline. So the formalization of agreements with any of Sanofi’s partners will generate incremental value.

For those of you who are wondering how to think about the Sanofi wearable injector agreement, we would like to reiterate some information included in the press release. We will also use some other reasonable standard industry assumptions without getting into any confidential information specific to this agreement. In addition to an upfront payment from Sanofi, we will receive revenue during the customization and commercial sale of our wearable injectors for use with each target drug.

We will first talk about commercial sales to be generated after the regulatory approval of a therapy with our wearable injectors. As I said earlier, we expect between five and 10 applicable Sanofi molecules will be approved with our wearable injectors. Based upon conservative industry assumptions, the average molecule at commercial volumes is expected to require a nominal five million wearable injector units per year. It might take an average of three years for a drug to reach peak commercial volumes after its approval and launch.

We would then expect recurring sales revenue year-after-year for the commercial lifecycle of the therapy. Typically the commercial lifecycle of such molecules is between 12 to 15 years. This reflects the long-term nature of our agreement with Sanofi and our annuity like business model.

Each new indication that is approved for a molecule will increase total unit volumes. Typically a wearable injector will sell for a range between $25 and $35. However, depending upon factors such as the level of customization required to address specific needs for a target drug, pricing for a wearable injector can go significantly higher.

Prior to the market launch of our wearable injectors, we will also be receiving revenue from customization programs to address the specific needs of each drug, as well as the sale of clinical and preclinical devices. We expect to generate approximately $50 million in revenue from customization programs across the five to 10 target drugs that are expected to use our wearable injectors.

It can be assumed that this total customization revenue will be spread over the first five to 10 years of the agreement. Sales of clinical and preclinical devices will be in addition to revenue we generate from associated customization programs. These devices will be supplied to support activities such as testing and clinical trials. We expect this phase of sales to Sanofi will commence during the current fiscal year.

An average program to customize and commercialize a device from our wearable injector platform is between 18 months and three years. Preclinical and clinical unit volumes during this period could typically range between 10,000 units and 100,000 units per program. The ASP for each device sold during this period will be significantly higher than for peak commercial volumes. We therefore expect to generate meaningful revenue before we reach the final stage of commercial supply.

So in summary, that’s an estimated five to 10 biologics, five million units per year per drug, an ASP per device of $25, exclusive supply for all applicable drugs over a minimum of 15 years plus additional meaningful revenue from customization programs and preclinical and clinical device sales. We think when you put all this together it would be helpful to better understand the long-term value of our wearable injector deal with Sanofi.

In addition to Sanofi. Unilife signed another similar supply agreement for its wearable injectors with a global pharmaceutical company last year. As some investors may have missed the magnitude of this deal when it was first announced, let me reintroduce it to you. This commercial supply agreement was with MedImmune, the biologics arm of AstraZeneca. It’s a long-term partnership to customize and supply our platform of wearable injectors for use with applicable drugs across MedImmune’s portfolio.

Also like Sanofi, there are several injectable molecules in MedImmune’s portfolio being targeted for use with wearable injectors. Some of these molecules may also end up having more than one indication. This partnership with MedImmune is progressing well. Customization programs are well underway, and while there are differences between the Sanofi and MedImmune deals, there are many similarities between the two arrangements and we hope these details can help you to better understand our long-term wearable injectors supply agreement with MedImmune.

In the category of prefilled syringes, we have all designed two long-term supply agreements that are large cornerstone deals. As a reminder, I will give you a brief summary. The first is a long-term supply agreement with Sanofi for the use of our Unifill Finesse syringe with Lovenox, the largest selling approved prefilled drug in the world. This is a contract that can extend up until 2024, with a minimum 150 million units per year to be purchased after a four year ramp plan.

The second is with Hikma, a fast-growing leader for generic injectables who will be using multiple Unifill products with at least 20 of their injectable therapies. Hikma will purchase a minimum 175 million units per year after the initial ramp plan.

These two supply agreements for our Unifill platform are already generating revenue for Unilife. As combination products reach the market, they are also expected to accumulate significant revenue growth.

Now that we have discussed the supply agreements that we have already executed and are generating increasing revenue, let we also make a few comments about other similar deals in the pipeline that we are working on. In addition to Sanofi and MedImmune, there are several other wearable injector programs that are either already underway or about to commence. We expect many of these programs will also accumulate in long-term supply agreements.

The average customers have between several to a dozen or more molecules in their pipeline that will require wearable injectors. Many of these drugs will end up having more than one indication. So you should not be surprised if some of these upcoming agreements are of similar magnitude to those we have already signed. Some may even be greater in size.

Likewise, we expect to sign additional cornerstone deals in all other areas of our product portfolio. These additional agreements and strategic partnerships will relate to products, including our Unifill prefilled syringes, auto-injectors, drug reconstitution delivery systems and ocular delivery systems. An early indication of the large and rapidly growing nature of our commercial pipeline is represented in the number of active customer programs that are now underway.

As of this quarter, there are 15 active customer programs generating initial revenue. This is an increase of three from the dozen active programs that were underway last quarter. Additional customer programs are scheduled to commence through each additional quarter of this fiscal year. We consider these programs to be a leading indicator of future supply agreements. We expect that some of these agreements could be of a similar magnitude to the deals already signed to-date.

We continue to expand the production capacity and scale up capability of our product portfolio to support increasing demand for our products and services. This is being done in conjunction with a number of established global industry partners. For wearable injectors, our current GMP capacity is up to one million units per year. Much of this capacity is pre-reserved or pre-sold to our wearable injector customers. We expect revenue generated from our wearable injector platforms over the next 18 to 24 months will be meaningful.

In regards to our Unifill platform, we commenced initial commercial supply of the Unifill syringe in the first quarter of fiscal year 2015. Initial commercial supplies of two additional products will commence during the rest of this fiscal year. While these initial commercial volumes are relatively small, they will scale up over the next 12 to 24 months.

Based upon the minimum unit volume requirements under the agreement with Sanofi and Hikma alone, we are scaling up over the next few years to have a manufacturing capacity of at least 400 million Unifill syringes per year. Additional demand is projected from other customer seeking access to our Unifill platform of prefilled syringes. We have multiple additional assembly lines at various stages of order, installation and assembly to support the scheduled ramp in customer demand.

Much of this capacity has been pre-reserved or pre-sold for existing customers. We are also expanding production by capacities for other platforms across our portfolio. We expect to share more about this expansion of our manufacturing capabilities in the near future.

I would now like to hand the call over to Dennis to review our financial results.

Dennis Pyers - Interim Chief Financial Officer, Chief Accounting Officer, Vice President, Controller

Thank you, Alan. Revenue for the first quarter of fiscal year 2015 was $1.4 million compared to $3.2 million for the same period in 2014. Deferred revenue was $15.6 million as of September 30, 2014. This deferred revenue is expected to be recognized over the next 24 months.

Our operating expenses for the quarter were up $6.3 million or 45% compared to the same quarter in fiscal year 2014. This reflects the growth in our business and the increased investment in R&D that we are making as we continue to deliver on our customer programs. Operating expenses excluding non-cash items during the current quarter decreased by $1.2 million or 6%, as compared to the most recent quarter ended June 30, 2014 as we moderated our investment in R&D.

Our cash used in operating activities was $13.1 million for the three months ended September 30, 2014, compared to $9.4 million in the same period in 2013. This also reflects the growth of our business in delivering on the many customer programs we have in place. Our cash used in operating activities in the current quarter decreased by $6.9 million or 34% compared to the most recent quarter ended June 30, 2014, reflecting the moderation of our investment in R&D during the for the current quarter.

For the current quarter ended September 30, 2014, our cash invested in purchases of property, plant and equipment was $3.6 million, which decreased by $5.2 million or 59% as compared to the most recent quarter ended June 30, 2014 as we had accelerated purchases during the prior quarter in response to anticipated demand from customer programs that were pulled forward.

The company’s net loss for the three months ended September 30, 2014 was $22.3 million or $0.21 per share, compared to a net loss of $11.2 million or $0.12 per share for the same period in 2013, and compared to a net loss of $15.3 million or $0.15 per share for the previous quarter ended June 30, 2014. Adjusted net loss for the three months ended September 30, 2014 was $15.9 million or $0.15 per share, compared to $7.1 million or $0.08 per share for the same period in FY 2013, and compared to $11.7 million or $0.12 per share for the previous quarter ended June 30, 2014.

The adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization, interest expense and the change in fair value of financial instruments. The change in the fair value of financial instruments is related to the royalty agreement liability with OrbiMed and is adjusted to fair value on a quarterly basis as a non-cash item to the statement of operations. Also, in relation to OrbiMed, based on cash receipts to-date and anticipated customer payments during the calendar year 2014, we are confident of satisfying applicable covenants under our debt financing.

Unilife reported $6.3 million of total cash and cash equivalents, including restricted cash as of September 30, 2014. This does not reflect a receipt of $20 million of additional proceeds from our term-loan with OrbiMed received after September 30, 2014 as well as additional cash from customers that has been collected since the end of the quarter.

Alan, back to you.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Thank you, Dennis. As we receive increasing levels of customer demand for our products and services, we continue to strengthen our revenue outlook for fiscal year 2015 and beyond. Revenue being generated by Unilife now includes commercial sales. While initial sales per quarter are relatively small, it will progressively become a more significant share of total revenue through financial year 2015, 2016 and 2017.

In parallel, we expect meaningful revenue growth in upfront payments and milestone-based fees from existing and new customer programs during fiscal year 2015. Compared to commercial sales, this revenue will be relatively lumpy on a quarter-to-quarter basis due to the timing of milestones. We are on track to generate at least an additional $30 million in cash receipts from customers during the final three quarters of fiscal year 2015. There is significant upside potential beyond this range as we look to finalize a number of additional new agreements between now and the end of this fiscal year.

As we continue to increase revenue, we also look forward to the continued narrowing of our loss at an attractive trend. In this regard, we are moderating R&D investment as well as SG&A. In parallel, we expect to steadily increase our investments in CapEx. This fiscal year should be about double last year. We expect to continue in that ramp until we level off at approximately $20 million a year in the 2016 to 2017 timeframe. Additional agreements may see that number increase.

In summary, we continue to execute in all areas. Year-on-year revenue will increase. Losses will narrow. Sales will accelerate. Production capacities will expand. Deals will continue.

And with that, I would like to open the call up to questions. Over to you, operator.

Question-and-Answer Session

Operator

(Operator Instructions). Our first question comes from Raj Denhoy from Jefferies. Your line is open.

Raj Denhoy - Jefferies

Well, hi, good evening. Wanted to actually just ask kind of a basic accounting question which I am still struggling a little bit is that you are generating commercial revenue at this point with the implication being you are selling product to your customers and yet you have recognized any cost of goods against that. And I guess I am just curious how that accounting works? And I do have a couple of follow-ups as well. That’s just —

Alan Shortall - Chairman of the Board, Chief Executive Officer

Sure.

Dennis Pyers - Interim Chief Financial Officer, Chief Accounting Officer, Vice President, Controller

Sure, Raj. Yes, at this point in time, the cost of product sales are really part of our R&D expenses, as those items have been purchased as part of those programs and as our commercial product sales ramp off and become more meaningful, we will account for those as a traditional cost of product sales and we will see that develop over the course of this fiscal year.

Raj Denhoy - Jefferies

Okay. So at this point, it’s really still to think about those as really more research and development type of sales in a sense, and that’s what they are being used for by your customers at this point for their development work.

Dennis Pyers - Interim Chief Financial Officer, Chief Accounting Officer, Vice President, Controller

No. I would say that’s how the items were purchased under those programs as they were put in place. As you will recall, a lot of our agreements have the development period and then move into a supply agreement. So as we shift over to commercial sales, we will start accounting for those purchases of materials and other items as normal inventory and not as part of the R&D expenses. But for the current items that were using, they were purchased under our R&D expenses.

Raj Denhoy - Jefferies

Okay. Dennis, on the cash, it’s encouraging to hear you still confident that $30 million in cash receipts over the balance of the year. I guess I am curious if you could maybe articulate in which programs are you expecting to receive those from? Or anything more you can give us in terms of where that is going to be coming from?

Ramin Mojdeh - President, Chief Operating Officer

Yes, Raj, this is Ramin Mojdeh. I don’t really want to give a lot of details on that. This would span across a number of programs that are already in place and we have announced a number of them as you know and there are a number of new programs that we anticipate commencing over balance of this year, all of which will generate cash receipts for us.

Raj Denhoy - Jefferies

Okay and just my last question is just a follow-up on the huge program with Sanofi. The original Sanofi deal for Lovenox and the Hikma deal as well, both of those have pretty significant minimum commitments, but there is this ramp up period to get to those commitments and I am curious just if there is anything you can give us in terms of where we are? Have we started up that ramp in each of those? Or are we on the ramp?

Ramin Mojdeh - President, Chief Operating Officer

So that ramp that we are talking about would begin around when you see the combination products. That is the drug in our device. It already has a market. So that would be the initial part of the ramp. And depending on what the drugs are and what that strategy is by Sanofi and Hikma, we are going to see that ramp obviously accelerate. We can’t really comment on how long that ramp will be, but we anticipate that the uptake for these products will be swift and significant and we are optimistic about the ramp being relatively short.

Raj Denhoy - Jefferies

But anything you can give us in terms of where we are, in terms of the stability testing or development work that’s necessary to bring the products on the Unifill delivery devices? How long it will take to do the upfront work that you can begin to experience that ramp, if that’s the right way to put it?

Ramin Mojdeh - President, Chief Operating Officer

Sure, Raj. You know, I can’t really speak for the customer and provide information on their programs as stability and those kinds of activities and the regulatory process are really led by our customers. But I can tell you, when you look at the blended picture, you can see the beginning of that ramp significantly and meaningfully in 2016 and beyond.

Raj Denhoy - Jefferies

Okay. That’s helpful. Thank you.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Thank you, Raj.

Operator

Thank you. Our next question comes from Danielle Antalffy with Leerink Partners. Your line is open.

Danielle Antalffy - Leerink Partners

Thanks so much. Good afternoon, guys and thanks for taking the question. Alan, a great job on controlling costs in the quarter, getting that cash burn rate down. Just wondering how to think about that going forward? Obviously now you guys have $26 million or so, I guess, on the books the including the OrbiMed. You expect at least $30 million in cash receipts for the remainder of the year. So I was just wondering where we should have that cash burn sort of sitting as we look out over the next few quarters? And where is it coming from as well?

Alan Shortall - Chairman of the Board, Chief Executive Officer

Well, of course, December 30 seems like a long time ago to now. So it’s obviously historical. We have had customer receipts since then and the $20 million that’s coming from Sanofi. But I think you can typically see, you know, what we have been in terms of our cash loss is going to be reduced as we go forward as revenue increases. And I think you will continue to see that trend. And as I said in the call earlier, compared to commercial sales, which will kick in as we go into their calendar year 2015, the revenue will be relatively lumpy be on a quarter-to-quarter basis, due to the timing of these milestones and the recognition of them. But the key thing is, that we are on track to generate at least an additional, as I said, at least an additional $30 million in cash receipts from customers and these are programs which are already committed to.

Danielle Antalffy - Leerink Partners

Okay. That’s helpful. And then, wondering on as far as margins go for some of these deals, I know we have talked in the past about 40%-ish operating margins for the business across all the products on average. So I guess, I am just wondering, how you guys are viewing, where you need to be from a volume perspective to get cash flow breakeven or net breakeven actually, given the contracts, the 15 deals that you have already signed, appreciating that the Sanofi wearable injector deal isn’t likely to kick in, from a commercial perspective, for some years, but you are starting to generate accelerating commercial sales now today. So just sort of how do we think about that and operating margins on the deals you have today?

Ramin Mojdeh - President, Chief Operating Officer

Sure. In terms of the operating margins, obviously, I think that’s the blended operating margin that we have talked about which is 40% or north of that and we anticipate achieving that in the 2018 to 2020 timeframe. We certainly will be approaching that prior to that and we certainly cross that threshold in that timeline we fully anticipate.

In terms of cash flow breakeven and positive, again please understand that our strategy has always been to invest in the growth of the company. We are currently investing in what will drive our growth in the five to seven year period. And we have been very happy with the results that we gotten in terms of the outcome of our pipeline and the traction that we have had from our customers and we believe that that’s a great investment for the future of our company.

On this current trend and with the current strategy and by the way, having now moderated the R&D investment as we have said in the past quarter, because we now believe that we have achieved critical mass, I anticipate crossing that threshold in the 2018 to 2020 timeframe, probably earlier in that period than later. And that is essentially where I anticipate that our revenue and our gross margins and that curve will cross essentially our cash burn in that time period, including the CapEx that we anticipate reinvesting.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Danielle, if I can just add to that. Thank you, Ramin. The reason why we can generate such attractive operating margins, expected north of 40% blended is because it’s really the uniqueness of our business model and the annuity type of business that it is. Such as with the agreement with Sanofi for a 15 year contract, our sales and marketing costs are pretty much negligible. We have got that deal in the back pocket now. But I just want to reiterate, we will never rely on the contractual obligation of our customers and accept that we have that 15 years just locked in. We will continue to outperform our customers’ expectations and that’s how we will continue to grow our business. But the operating margins can be rather attractive because of the uniqueness of our business model.

Danielle Antalffy - Leerink Partners

Okay. Thanks, guys.

Ramin Mojdeh - President, Chief Operating Officer

Thank you, Danielle.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Thank you, Danielle.

Operator

Our next question comes from Jeffrey Cohen with Ladenburg Thalmann. Your line is open.

Jeffrey Cohen - Ladenburg Thalmann

Hi, Alan, Dennis, Ramin. How are you?

Alan Shortall - Chairman of the Board, Chief Executive Officer

Hi, Jeffrey. How are you?

Jeffrey Cohen - Ladenburg Thalmann

I am doing fine. I guess I wanted to circle around perhaps to some of the initial questions that Raj asked. So firstly, the $30 million in receipts is not necessarily a revenue recognition. So as you are recognizing over 24 months, you anticipate about 38% of that to hit the revenue line? Is that accurate?

Dennis Pyers - Interim Chief Financial Officer, Chief Accounting Officer, Vice President, Controller

Jeff, I don’t think we are going to get into the revenue recognition and those numbers. We will not going to provide guidance. But again, I mean I will just take that comment on face value that we anticipate that amount in cash receipts and that’s a conservative estimate at this time.

Jeffrey Cohen - Ladenburg Thalmann

Okay. Got it.

Dennis Pyers - Interim Chief Financial Officer, Chief Accounting Officer, Vice President, Controller

And I want to also reemphasize what Alan said earlier, and that is that, please understand that for some time until we have the most significant part of our revenue from commercial sales for some time this revenues is going to be lumpy from quarter-to-quarter.

Jeffrey Cohen - Ladenburg Thalmann

Got it. Okay, and secondly if you could comment a little bit, if you could talk about the capacity and the anticipated throughput as far as some of the volumes that you had spoken about earlier? If you could talk about perhaps the Finesse and Unifill, what that might look like over by the end of fiscal 2015 or by the end of fiscal 2016? If you could talk about the wearable injectors? Are we talking about thousands or tens of thousands of injectors by the end of 2015? And in the same line for Finesse or Unifill, you know what types of a range of volumes can we anticipate?

Ramin Mojdeh - President, Chief Operating Officer

Yes, Jeff. I can give you some minimums. And the minimums that I give you is based on commitments that we already have with customers. And some of the math follows the material that we have disclosed from the press releases. But in terms of the volumes, in terms of prefilled syringes, I would put that number in the timeframe that you mentioned, say be the end of 2016 around 400 million units, if not higher. And I will also put the capacity for wearable injectors in the order of three to five million units in that timeframe. And we have a number of other products that we are also ramping up and as customer demand firms and as the clinical development nears completion, we will be discussing those more openly and we will be discussing more regarding the capacity of those products as well.

Jeffrey Cohen - Ladenburg Thalmann

Okay. Ramin, if you can give me just a better sense of that, you think that not total production, but the capacity by, say, the end of fiscal 2016, which is seven months away could be on the order of an annualized rate of 400 million units? Is that how I should think about it?

Ramin Mojdeh - President, Chief Operating Officer

Well, fiscal 2016 as a little later than seven months away. That’s probably a year and seven months away. Maybe I misheard you.

Jeffrey Cohen - Ladenburg Thalmann

So fiscal end of 2015, which would be nine months.

Ramin Mojdeh - President, Chief Operating Officer

Yes, you know I will just say, between now and in the 2016, 2017 timeframe ramp, we are steadily ramping up to those numbers. I can’t delineate for you as to exactly what that number is going to be at the end of this year or in a certain number of months from now. Those are significant capacities that we bring online in big chunks. But I can tell you that that ramp is going to continue to accelerate and in the timeframe of 2016, 2017, you are going to see those capacities installed.

Jeffrey Cohen - Ladenburg Thalmann

Okay. So just to clarify the numbers you are talking about, would be annualized capacities.

Ramin Mojdeh - President, Chief Operating Officer

Yes.

Jeffrey Cohen - Ladenburg Thalmann

As an example. Okay. And just one more question for me. So could you tell us now as far as the facility, what types of lines are running and what types of line are operational, whether manual, whether automated and for both syringes and injectors or any other platforms that you have?

Ramin Mojdeh - President, Chief Operating Officer

Well, we have lines operating in across all of the product platforms and product lines that we have and they are at various stages of scaling. Today, in our plant, you will see a number of automatic lines that are manufacturing different prefilled syringes in the Unifill prefilled syringe family. You would also see lines with significant capacity as we mentioned earlier, a million units plus in the wearable injectors and this is across all the different components of it, including primary containers and also the devices as well and again other products that we are also ramping up. But those are two areas that you would see significant scale up as we speak in our plat today.

Alan Shortall - Chairman of the Board, Chief Executive Officer

And Jeff, I would like to add to that as well, that with the one million , up to the million unit capacity for wearable injectors at the moment, bear in mind that the selling price for those for clinical trials, et cetera. is in the hundreds of dollars. Soviet that can generate significant revenues.

Jeffrey Cohen - Ladenburg Thalmann

Got it. Okay. Guys, thanks for taking my questions.

Ramin Mojdeh - President, Chief Operating Officer

Thank you, Jeff.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Thank you.

Operator

Thank you. Our next question comes from Keith Markey with Griffin Securities. Your line is open.

Keith Markey - Griffin Securities

Hi. Thank you for taking my questions. Just a couple. I was wondering if you could remind us of the size of the upfront payment that you got from Sanofi? And how you are going to recognize that?

Ramin Mojdeh - President, Chief Operating Officer

Hello, Keith. We have not disclosed the fees that we have received from Sanofi and those are confidential. And suffice it to say that those fees will become accounted appropriately, amortized over the length of the agreement.

Keith Markey - Griffin Securities

So that will be 15 years.

Ramin Mojdeh - President, Chief Operating Officer

Well, I don’t have the accounting in front of me. I don’t remember exactly if that’s going to be amortized over the development period versus the supply period. But it’s going to be amortized appropriately according to the most conservative accounting standards.

Keith Markey - Griffin Securities

Okay. Thanks.

Alan Shortall - Chairman of the Board, Chief Executive Officer

But, Keith, if I can add and that most importantly, is that the cash is coming in now. So for me, that’s the most thing.

Keith Markey - Griffin Securities

Yes, cash in hand is good.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Yes.

Keith Markey - Griffin Securities

And then secondly, I was just wondering, you mentioned very clearly that you are going to have at least $30 million coming in this next three quarters and I was wondering if you could remind us what the revised OrbiMed agreements covenants are pertaining to cash receipts specifically for calendar 2015?

Ramin Mojdeh - President, Chief Operating Officer

The covenants on the amended agreement with OrbiMed is, I believe, $20 million by the end of December 31 cash receipt.

Dennis Pyers - Interim Chief Financial Officer, Chief Accounting Officer, Vice President, Controller

That’s correct.

Ramin Mojdeh - President, Chief Operating Officer

And its the same. It hasn’t been changed for 2015 calendar year, except it’s just been broken in two pieces, $20 million by June 30 and then the balance by the end of the year. We have already basically got $18 million of the $20 million for this year, and we are very confident we will have no problem with those covenants.

Keith Markey - Griffin Securities

Okay. Thank you very much.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Okay. Thank you, Keith

Operator

Thank you. I am showing no further at this time. I would like to turn it back over to management for any closing remarks.

Alan Shortall - Chairman of the Board, Chief Executive Officer

Yes, thank you, everybody. I just want to clarify something in relation something we said earlier about cash flow positive potentially between 2018 to 2020. This always a choice on our part. As we invest heavily in supplying and signing contracts with our pharmaceutical customers and building an unassailable position in the drug delivery business, we will make that choice as we go forward. But I believe that those dates are very conservative. So before we end the call, I would like to take this final opportunity to remind eligible shareholders that our Annual General Meeting will be held in New York this Thursday afternoon. While voting in Australia has now closed, we encourage holders of common stock to vote on favorable resolutions before the deadline. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone have a great day.

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